UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):    December 6, 2015

ANDALAY SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2721 Shattuck Avenue #305, Berkeley, CA 94705
(Address of principal executive offices)

(408) 402-9400
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As previously reported by Andalay Solar, Inc. (the “Company”), Edward Bernstein was appointed Chief Executive Officer, President and Interim Chief Financial Officer of the Company, effective November 21, 2015.

In connection with his appointment, Mr. Bernstein entered into an employment agreement with the Company dated December 6, 2015 (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. Bernstein will be entitled to an annual base salary of $250,000 and will be eligible for discretionary performance bonuses payable in cash or equity. Mr. Bernstein is also entitled to a bonus upon the “Sale of the Company” pursuant to which he would receive 10% of any sale proceeds (including the value of any equity received as consideration) should (i) the Company sell substantially all of its assets to a third party; (ii) the equity holders of the Company sell substantially all of the equity of the Company to a third party; (iii) the Company merges with or into a third party; or (iv) any other transaction that results in a change in over 50% of the voting control of the Company.

Pursuant to the Employment Agreement, within 90 days after the effective date of the Employment Agreement, the Company’s Board of Directors (the “Board”) will grant to Mr. Bernstein options to purchase shares of the Company’s common stock in an amount to be determined in the Board’s reasonable discretion.  The exercise price of such options will be equal to the Company’s per share fair market value on the date of the grant. These options will vest as to 1/16th  of the shares subject to the option on the three month anniversary of the date of the grant, another to 1/16th vesting on the six month anniversary of the date of the grant and thereafter vesting as to 1/16th each subsequent quarter.  Mr. Bernstein also executed a related agreement that includes confidentiality obligations and inventions assignments by Mr. Bernstein.

If Mr. Bernstein’s employment is terminated for any reason, he or his estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by him to the extent not previously paid (the “Accrued Obligations”); provided, however, that if his employment is terminated by the Company other than for Cause (as defined in the Employment Agreement), Disability (as defined in the Employment Agreement) or death then in addition to paying the Accrued Obligations, (i) the Company shall continue to pay his then current base salary for six months after such termination; (ii) reimburse him for COBRA premiums for six months after such termination and continue to provide benefits at least equal to those which were provided at the time of termination for a period of six months; and (iii) he shall have accelerated vesting as to 50% of his outstanding unvested stock options; provided, further that if such termination is within twelve months following a Change of Control (as defined in the Employment Agreement), the Company terminated Mr. Bernstein’s employment or Mr. Bernstein resigns for Good Reason (as defined in the Employment Agreement) then in addition to  the payments set forth in Clauses (i), (ii) and (iii) of this sentence, all of Mr. Bernstein’s outstanding unvested options shall vest if the closing price of the Company’s common stock on the date of termination is at least three times the exercise price of the unvested options held by him at the time of such termination.

The information contained in this Item 1.01 regarding the Employment Agreement is qualified in its entirety by the copy of the agreement attached to this Current Report on Form 8-K as Exhibit 10.1 , and incorporated herein by this reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain  Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report is incorporated by reference in response to this Item 5.02.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated December 6, 2015, by and between Andalay Solar, Inc. and Edward Bernstein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 11, 2015

ANDALAY SOLAR, INC.

By: /s/ Edward Bernstein
    Name: Edward Bernstein
    Title:  Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated December 6, 2015, by and between Andalay Solar, Inc. and Edward Bernstein